20. CODE OF ETHICS

General
This is the Code of Ethics of Varsity. The Company's Personal Securities Transactions reporting and Insider Trading Procedures can be found in this Code.

This Code of Ethics is predicated on the principle the Company owes a fiduciary duty to its clients. Accordingly, Associated Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Company shall:
•
Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Associated Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Associated Persons are making personal investments in securities traded by advisory clients.

•
Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Associated Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.

•
Avoid taking advantage of your position – Associated Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws – Associated Persons must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act [17j-1].

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Associated Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions
CCO: Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940. The Company has designated Ryan Borer as its Chief Compliance Officer. Mr. Borer has designated Jessie Stansberry as the CCO Designee.

Supervised Person: All directors, officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

Access Person: Any of the Company's Supervised Persons who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or any Associated Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is the Company's primary business, all of the Company's directors, officers and partners are presumed to be access persons.

Associated Person: For purposes of the Code of Ethics, all Access Persons and Supervised Persons are referred to as Associated Persons.

Beneficial Ownership: Associated Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:
1.
Securities held by members of Associated Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

2.	Associated Person’s interests as a general partner in securities held by a general or limited partnership; and
3.	Associated Person’s interests as a manager/member in the securities held by a limited liability company.

Associated Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Associated Persons of securities held by a trust:
1.	Ownership of securities as a trustee where either the Associated Person or members of the immediate family have a vested interest in the principal or income of the trust;
2.	Ownership of a vested beneficial interest in a trust; and

3.	An Associated Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Associated Person to revoke the trust.

Reportable Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include:
1.	Direct obligations of the Government of the United States;
2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds other than reportable funds; and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Conflict of Interest: For the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of a client, the Company, or one or more of its affiliates, as a whole.

Prohibited  Dishonest and Unethical Practices
The following activities are expressly prohibited:

•
Recommending to a client to whom investment advisory services are provided the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser or federal covered investment adviser;

•	Exercising any discretionary authority in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client;
•	Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives, and character of the account;
•	Placing an order to purchase or sell a security for the account of a client without authority to do so;
•	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client;
•	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Company, or a financial institution engaged in the business of loaning funds;
•
Misrepresenting to any client, or prospective client, the qualifications of the Associated Person, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;

•	Guaranteeing a client that a specific result will be achieved with advice rendered;
•	Disclosing the identity, investments, or other financial information of any client or former client unless required by law to do so, or unless consented to by the client;
•	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or
•
Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Investment Advisers Act of 1940, or any rule or order thereunder.

Prohibitions on Personal Securities Transactions
Initial Public Offerings (IPOs): Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from his/her Supervisor.

Limited or Private Offerings: Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from his/her Supervisor. If authorized, Associated Persons are required to disclose their investment when they play a part in any client’s subsequent consideration of an investment in the issuer.

Timing of Personal Transactions: If the Company is considering for purchase/sale or purchasing/selling any Reportable Security on behalf of a client account, no Access Person may effect a transaction in that Reportable Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Reportable Security on behalf of the Client Account and in accordance with the Company’s pre clearance and blackout policy, if any.

Exempted Transactions:
The prohibitions of this section of this Code of Ethics shall not apply to:
•	Purchases or sales affected in any account over which the Access Persons have no direct or indirect influence or control.
•	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.
•
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

•
Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•	Open-end investment company shares other than shares of investment companies advised by the Company or its affiliates or sub-advised by the Company.
•	Certain closed-end index funds
•	Unit investment trusts

Prohibited Activities

Conflicts of Interest
The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All Associated Persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Associated Person's personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Associated Person takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:
•
Associated Persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Associated persons). This kind of favoritism would constitute a breach of fiduciary duty.

•
Associated Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Associated Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment
Associated Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Associated Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Associated Person.

No Associated Person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the Company. No Associated Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Company without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $100.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value.

No Associated Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Company.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Political and Charitable Contributions
Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers. The Rule applies to all investment advisers that are registered with the SEC and requires: (i) a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Company. Under both exceptions, primary and general elections are considered separate elections.

Associated Persons making political contributions, in cash or services, must report each such contribution to the CCO:

•
Where the Company and/or its associated persons have made a political contribution to an elected official of a state or local government entity who is in a position to influence the selection of the Company for government contracts, the Company and its Associated Persons will be  prohibited from providing advisory services, for compensation (either directly or through a pooled investment vehicle) to that government entity for two years.

•
The Company and/or its associated persons are prohibited from soliciting or coordinating campaign contributions from others — a practice referred to as "bundling" — for an elected official who is in a position to influence the selection of the Company. The Company and/or its associated persons are also prohibited from the solicitation and coordination of payments to political parties in the state or locality where the Company is seeking business.

•
The Company and/or its associated persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the Company, unless that third party is an SEC-registered investment adviser or broker-dealer subject to the restrictions under Rule 206(4)-5 under the Investment Advisers Act of 1940.

Confidentiality
Associated Persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Associated Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company.

Service on a Board of Directors
Associated Persons shall not serve on the board of directors of publicly traded companies without the prior authorization of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Company, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all Prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing. Exceptions will only be granted in those cases in which the CCO determines that granting the request will not create any potential, apparent or actual conflicts of interest.

Personal Securities Transactions Procedures and Reporting

Pre-Clearance

Pre-Clearance Procedure
For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:
•
Pre-clearance requests must be submitted by the requesting Associated Person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.

•	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
•	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.
•	Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Pre-Clearance Exemptions
The pre-clearance requirements of this section of this Code of Ethics shall not apply to:
•	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.
•	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.
•
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

•
Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities

•	Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm
•	Certain closed-end index funds
•	Unit investment trusts

Reporting Requirements

Initial and Annual Holdings Reports
Every Access Person shall, no later than ten (10) days after the person becomes an Access Person and annually thereafter, file an initial holdings report containing the following information:
•
The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Quarterly Reports
Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:
•
For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

•	The nature of the transaction (e.g. purchase, sale)
•	The price of the security at which the transaction was effected
•	The name of any broker, dealer or bank with or through the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

Reporting Exemptions
The reporting requirements of this section of this Code of Ethics shall not apply to:
•	Any report with respect to securities over which the Access Person has no direct or indirect influence or control.
•	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.
•
Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Report Confidentiality
All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Monitoring of Personal Securities Transactions
The Company is required by the Investment Advisers Act to review Access Persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these. Jessie Stansberry will conduct the CCO personal securities transactions reviews.

A copy of the Company’s reporting forms is attached to this manual as Appendix D.

Certification of Compliance

Initial Certification
The Company is required to provide all Associated Persons with a copy of the Code. All Associated Persons are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms.

Acknowledgement of Amendments
The Company must provide Associated Persons with any amendments to the Code and Associated Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification
All Associated Persons must annually certify that they have read, understood, and complied with the Code Of Ethics and that the Associated Persons has made all of the reports required by the Code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

A list of Associated Persons, an organizational chart and a copy of the Company’s certification forms are attached to this manual as Appendix E.

Reporting Violations
All Associated Persons must report violations of the Company’s Code Of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Associated Persons may report directly to the Company's Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the Company’s business;
•	material misstatements in regulatory filings, internal books and records, clients records or reports;
•	activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the Company.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties
Training and Education
The CCO shall be responsible for training and educating Associated Persons regarding the code.  Training will occur periodically as needed and all Associated Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping
The CCO shall ensure that the Company maintains the following records in a readily accessible place:
•	A copy of each Code of Ethics that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the Company;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code.

Annual Review
The CCO shall review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

Sanctions
Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:
•	letter of censure;
•	suspension or termination of the employment;
•	reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and
•	referral to law enforcement or regulatory authorities in serious cases.

INSIDER TRADING
It is the policy of the Company that no Investment Adviser may engage in what is commonly known as “insider trading.” Specifically, the Company prohibits:
•	Trading, either in a Reportable Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or
•	Communicating material nonpublic information to others in violation of the law.

Insider Trading Policy
Section 204A of the Investment Advisers Act requires every Investment Adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such Investment Adviser or any Associated Person with such Investment Adviser. In accordance with Section 204A of the Act, the Company has instituted procedures to prevent the misuse of nonpublic information.

In the past, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

Who Is Covered by the Policy
This policy covers all of the Company’s Associated Persons as well as all transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Associated Person is an officer, director or 10% or greater stockholder and a partnership of which the Associated Person is a partner unless such person has no direct or indirect control over the partnership.

Material Information
Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:
•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information
In order for issues concerning insider trading to arise, information must not only be material, but also non-public as well.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Associated Persons must be aware that even when there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Associated Person makes such person a “tipee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

“Benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Associated Persons may also become insiders or “tipees” if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Selective Disclosure
Associated Persons must never disclose the composition of client portfolios to outside third-parties unless:
1.	the information is otherwise publicly available; or
2.	directed to do so by the client pursuant to fully-disclosed selective disclosure practices specific to the client and with the approval of the CEO.

Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the Company’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors or outside parties may also be viewed as the Company engaging in a practice of favoritism. All inquiries that are received by Associated Persons to disclose portfolio holdings must be immediately reported to the CCO.

Fair Dealing vs. Self Dealing
Advisory Representatives shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. The Company will not tolerate self-dealing for personal benefit or the benefit of the Company at the expense of clients.

Front Running
“Front running” and “scalping” refer to the buying or selling of securities in a Reportable Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities or other securities that are related to a security in which clients may affect transactions or which the Company may make recommendations. The Company strictly prohibits these practices.

APPENDIX D

(Documents to be provided to all Access Persons)

INITIAL SECURITIES HOLDINGS REPORT
Pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended

NOTE: IN LIEU OF THE INITIAL SECURITIES HOLDINGS REPORT, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Name of Employee: ___________________________                   Date ____________________

☐    As of  ____________________, I hold the following reportable securities:

Security	Type of Security	Ticker/CUSIP	Quantity	Principal Amount	Broker

☐    Additionally, I have a Beneficial Ownership in non reportable securities in the following accounts:

Name of Custodian (Broker/Dealer/Bank)	Account Name	Account Number

☐
As of ____________________, I do not have any direct or indirect Beneficial Ownership in any account. So long as I am an Access Person of Varsity Asset Management, LLC, I agree to promptly notify Varsity Asset Management, LLC, if I obtain direct or indirect Beneficial Ownership in any account.

Signature of Employee: __________________________           Date____________________

Reviewed By:

Signature _____________________________________           Date ______________________

Printed Name __________________________________           Title ______________________

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT
Pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended

Name of Employee: _________________________                                           Date____________________

NOTE: IN LIEU OF THE QUARTERLY PERSONAL SECURITIES REPORT, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW. ADDITIONALLY, THIS REQUIREMENT MAY BE SATISFIED BY INSTRUCTING THE CUSTODIAN FOR THESE ACCOUNTS TO SEND DUPLICATE CONFIRMATIONS AND BROKERAGE ACCOUNT STATEMENTS FOR THE COVERED ACCOUNTS TO THE COMPANY, C/O THE CHIEF COMPLIANCE OFFICER, PROVIDED ALL REQUIRED INFORMATION IS INCLUDED IN THE REPORT.

During the quarter ending on _____________, I have purchased/sold the following securities:

Date	Buy/Sell	Security Title*	Ticker/CUSIP	Quantity	Price	Principal Amount	Broker

*Include interest rate and maturity date if applicable

☐	During the above period, I have not purchased or sold any Reportable Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

☐	During the above period, I have disclosed to the Company all accounts in which I have a direct or indirect Beneficial Ownership.

☐
I do not currently have any Beneficial Ownership in any Reportable Accounts. So long as I am an Access Person of Varsity Asset Management, LLC, I agree to promptly notify Varsity Asset Management, LLC, if I obtain Beneficial Ownership in any account.

Signature of Employee: __________________________               Date____________________

Reviewed By:

Signature _____________________________________               Date ____________________

Printed Name _________________________________                  Title ____________________

ANNUAL SECURITIES HOLDINGS REPORT

Pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended

Name of Employee: __________________________                                               Date____________________

NOTE: IN LIEU OF THE ANNUAL SECURITIES HOLDINGS REPORT, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW. ADDITIONALLY, THIS REQUIREMENT MAY BE SATISFIED BY INSTRUCTING THE CUSTODIAN FOR THESE ACCOUNTS TO SEND DUPLICATE CONFIRMATIONS AND BROKERAGE ACCOUNT STATEMENTS FOR THE COVERED ACCOUNTS TO THE COMPANY, C/O THE CHIEF COMPLIANCE OFFICER, PROVIDED ALL REQUIRED INFORMATION IS INCLUDED IN THE REPORT.

As of December 31, _____________, I hold the following reportable securities:

Security	Type of Security	Ticker/CUSIP	Quantity	Principal Amount	Broker

Additionally, I have a Beneficial Ownership in non reportable securities in the following accounts:

Name of Custodian (Broker/Dealer/Bank)	Account Name	Account Number

☐
As of December 31, _____________, I do not have any direct or indirect Beneficial Ownership in any account. So long as I am an Access Person of Varsity Asset Management, LLC, I agree to promptly notify Varsity Asset Management, LLC, if I obtain direct or indirect Beneficial Ownership in any account.

Signature of Employee: __________________________               Date___________________

Reviewed By:

Signature _____________________________________               Date____________________

Printed Name __________________________________               Title ____________________

TRADING REQUEST/PRE-CLEARANCE FORM

Request:

Name of Employee: ____________________________                  Date____________________

Details of Requested Transaction(s):

Date	Buy/Sell	Security/Symbol	Type	Quantity	Broker

Authorization:

You  ☐ may / ☐  may not execute the requested transaction(s) described above.

Signature ________________________________                        Date ______________________

Printed Name _____________________________                        Title ______________________

LIMITED OFFERING & IPO REQUEST AND REPORTING FORM

Name of Issuer:                 ___________________________________

Type of Security:               ___________________________________

Public Offering Date:         ___________________________________
(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as an Varsity Asset Management, LLC Employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of an Varsity Asset Management, LLC client; and

3.	To the best of my knowledge, no Varsity Asset Management, LLC clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the Varsity Asset Management, LLC’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this code.  I understand Varsity Asset Management, LLC reserves the right to direct me to rescind a trade even if approval is granted.  I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.  I have provided all offering materials related to this proposed investment to the CCO at his request.

Signature of Employee: _____________________________________

Print Name:  ___________________________________

Date:____________________

Approved By:______________________________________________

Date:_____________________

APPENDIX E

LIST OF ASSOCIATED PERSONS

NAME	TITLE	ACCESS PERSON (Y/N)	REGISTERED AS IAR (Y/N)
Anthony Apollaro	Managing Member	Y	N
Ryan Borer	Managing Member	Y	N
Jessie Stansberry	Managing Member	Y	N
George M. Palmer, Jr.	Portfolio Manager	Y	N